Exhibit 21
FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
______________________________
SUBSIDIARIES OF THE REGISTRANT AS OF DECEMBER 31, 2016

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Elgin Sweeper Company	Delaware
Federal Signal of Europe B.V.	Netherlands
Federal Signal of Europe B.V. Y CIA, S.C.	Spain
Federal Signal UK Holdings Limited	United Kingdom
Federal Signal VAMA, S.A.	Spain
FS Depot, Inc.	Wisconsin
FST Canada Inc.	Canada
Guzzler Manufacturing, Inc.	Alabama
IEES B.V.	Netherlands
Jetstream of Houston, Inc.	Delaware
Jetstream of Houston LLP	Texas
Joe Johnson Equipment LLC	Delaware
Vactor Manufacturing Inc.	Illinois
Victor Industrial Equipment (PTY) Limited	South Africa
Victor Products Holdings Ltd.	United Kingdom
Victor Products Ltd.	United Kingdom
Victor Products USA, Incorporated	Delaware
Westech Vac Systems Ltd.	Canada
Subsidiaries, including inactive subsidiaries, are not shown by name in the above listing, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.